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Exhibit 99.2

LAB INTERNATIONAL INC.

COMPENSATION COMMITTEE CHARTER

A.    RESPONSIBILITIES AND DUTIES

1.
The Compensation Committee (the "Committee") of the board of directors (the "Board") of LAB International Inc. (the "Corporation") is responsible for performing the duties set out in this Charter to enable the Board to fulfil its oversight responsibilities in relation to compensation and succession planning matters, including the Board's responsibilities of:

(a)
appointing, compensating and evaluating and planning for the succession of officers and other senior management personnel of the Corporation; and

(b)
approving the Corporation's annual compensation budget.

2.
The Committee shall perform such other duties as may be delegated to the Committee by the Board from time to time. The Committee shall only have decision-making authority when expressly granted to the Committee by the Board. The Committee shall otherwise make recommendations to the Board in accordance with this Charter and at the Board's request.

B.    MEMBERS

1.
The Committee shall consist of at least three directors as determined by the Board. Each member of the Committee shall be:

(a)
a director who is not an officer or employee of the Corporation or an affiliate of the Corporation; and

(b)
an independent director as defined in National Instrument 58-101 — Disclosure of Corporate Governance Practices and Nasdaq Rule 4200(a)(15).

2.
The Board shall appoint the members of the Committee and the Chair of the Committee annually at the first meeting of the Board after the meeting of the shareholders at which directors are elected each year. Each successor to the Chair of the Committee shall be designated by the Board. Any member of the Committee may be removed or replaced at any time by the Board.

C.    MEETINGS

1.
The Committee shall meet at least twice each year. Meetings are called by the Chair of the Committee. He must call a meeting when requested to do so by a member of the Committee, the Chairman of the Board or the Chief Executive Officer. Notice of the time and place of each meeting of the Committee must be given to each member of the Committee, not less than 48 hours before the time of the meeting. A quorum of the Committee shall be a majority of its members. The powers of the Committee may be exercised at a meeting at which a quorum of the Committee is present in person or by telephone or other electronic means. Each member is entitled to one vote in Committee proceedings.

2.
The Chair shall preside at all meetings of the Committee at which he or she is present and shall develop the agenda for each committee meeting. The agenda for each meeting of the Committee shall be delivered to each member of the Committee at least 48 hours prior to any meeting of the Committee, together with such other materials as the Chair determines necessary.

3.
The Chair shall designate from time to time a person who may, but need not be, a member of the Committee, to be Secretary of Committee. Minutes shall be kept of all meetings of the Committee and shall be maintained by the Secretary of the Committee.

4.
The procedures to be followed at meetings shall be determined by the Committee unless otherwise determined by the by-laws of the Corporation, by a resolution of the Board or by this Charter.

5.
The Committee shall meet at least annually in separate private sessions with management. After such sessions, the Committee shall also meet with only members of the Committee present.

6.
The Committee may invite any director, officer or employee of the Corporation or the Corporation's counsel or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee.

D.    REPORTS

1.
The Committee shall report the proceedings of each meeting and all recommendations made by the Committee at such meeting to the Board at the Board's next meeting.

2.
The Committee shall also prepare, review and approve, prior to disclosure, the report of the Committee and all other compensation related disclosure to be included in the Corporation's Management Information Circular in accordance with applicable securities laws and such other reports relating to the activities of the Committee as may be required by the Corporation or the Board from time to time.

E.    SPECIFIC RESPONSIBILITIES

1.
The Committee is generally responsible for:

(a)
reviewing the Corporation's overall compensation philosophy;

(b)
addressing matters related to compensation of the Chief Executive Officer (the "CEO");

(c)
making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans; and

(d)
reviewing executive compensation disclosure before the Corporation publicly discloses this information.

2.
With respect to compensation of the CEO, the Committee is responsible for:

(a)
reviewing and approving corporate goals and objectives relevant to CEO compensation;

(b)
evaluating the CEO's performance in light of those corporate goals and objectives; and

(c)
determining or making recommendations to the Board with respect to the CEO's compensation level based on this evaluation.

  In setting corporate goals and objectives relevant to CEO compensation, the Committee should consider both short-term and long-term compensation goals. The CEO shall not be present during voting or deliberations relating to compensation of the CEO. The Committee is also responsible for reviewing and making recommendations to the Board regarding the position description for the CEO.

3.
With respect to compensation of senior executives (i.e. managers holding the position of at least Vice-President), the Committee is responsible for:

(a)
recommending the process and criteria to be used to evaluate the performance of senior executives;

(b)
reviewing and approving the performance evaluations of the Corporation's senior executives; and

  (c)
  in consultation with the CEO, approving the individual compensation packages provided to senior executives.

  In conducting its analysis, the Committee shall consider the compensation provided to senior executives in comparable organizations.

4.
With respect to incentive-compensation plans, the Committee is responsible for:

(a)
making recommendations to the Board with respect to the adoption and amendment of executive incentive-compensation plans; and

(b)
approving all senior officer incentive bonus plans and all awards under such plans.

5.
With respect to equity-based plans, the Committee is responsible for periodically reviewing and making recommendations to the Board regarding equity-based compensation plans that the Corporation establishes for, or makes available to, its employees and/or consultants, including the designation of those who may participate in such plans, share and option availability under such plans and the administration of share purchases thereunder.

6.
The Committee shall review and approve all new employment and consulting contracts and amendments to existing contracts with senior management.

7.
The Committee shall review and approve all proposed changes to the Corporation's fringe benefit packages.

F.     ACCESS TO MANAGEMENT AND OUTSIDE ADVISORS

        The Committee shall have full, free and unrestricted access to management and employees.

        The Committee shall have the authority to delegate to individual members or subcommittees of the Committee. The Committee has the authority to retain and compensate legal counsel, consultants and other outside advisors, with respect to any issue or to assist it in fulfilling its responsibilities without consulting or obtaining the approval of any officer of the Corporation and the Corporation shall provide appropriate funding, as determined by the Committee, for any such advisors.

G.    ANNUAL REVIEW AND ASSESSMENT

1.
The Committee shall conduct an annual review and assessment of its performance, including a review of its compliance with this Charter, in accordance with the process developed by the Corporate Governance Committee and approved by the Board. The Committee shall conduct such review and assessment in such manner as it deems appropriate and report the results to the Corporate Governance Committee.

2.
The Committee shall also review and assess the adequacy of this Charter on an annual basis taking into account all legislative and regulatory requirements applicable to the Committee as well as any best practice guidelines recommended by stock exchanges on which the Corporation is listed and, if appropriate, shall recommend changes to the Charter to the Corporate Governance Committee.

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  Exhibit 99.2
LAB INTERNATIONAL INC. COMPENSATION COMMITTEE CHARTER